EXHIBIT 1

                                           AEP CREDIT, INC.
                                            BALANCE SHEET
                                       AS OF SEPTEMBER 30, 2000
                                        (Thousands, Unaudited)

                                              ASSETS
     CURRENT ASSETS:
          Cash and cash equivalents                                             $              44
          Accounts receivable, net of allowance for doubtful
                accounts of $21,718                                                     1,601,703
                                                                                  ----------------

                  Total current assets                                                  1,601,747
                                                                                  ----------------

     OTHER ASSETS:
          Deferred income taxes                                                             9,008
          Other                                                                            10,991
                                                                                  ----------------

                  Total other assets                                                       19,999
                                                                                  ----------------

                  Total assets                                                  $       1,621,746
                                                                                  ================

                               LIABILITIES AND STOCKHOLDER'S EQUITY
     CURRENT LIABILITIES:
          Short-term debt                                                       $       1,463,895
          Deferred credits                                                                 32,442
          Accounts payable-affiliated                                                          63
          Unearned revenue                                                                  5,506
          Other liabilities                                                                 7,558
                                                                                  ----------------

                  Total current liabilities                                             1,509,464
                                                                                  ----------------

     STOCKHOLDER'S EQUITY:
          Common stock, no par; authorized 1,000 shares;
              Issued and outstanding 278 shares                                                 1
          Paid-in capital                                                                 112,281
                                                                                  ----------------

                  Total stockholder's equity                                              112,282
                                                                                  ----------------

                  Total liabilities and stockholder's equity                    $       1,621,746
                                                                                  ================

     The accompanying notes to the financial statements are an integral part of these statements.

EXHIBIT 1

                                                    AEP CREDIT, INC.
                                                  STATEMENTS OF INCOME
                                           FOR THE PERIODS ENDED SEPTEMBER 30
                                                 (Thousands, Unaudited)

                                                           Three Months Ended                   Twelve Months Ended
                                                         2000             1999                2000              1999
                                                    ---------------  ----------------     --------------    --------------

REVENUES                                          $         41,736 $          27,676    $       111,876   $        88,523
                                                    ---------------  ----------------     --------------    --------------

OPERATING EXPENSES:
     Interest                                               23,225            12,641             55,954            40,965
     Provision for bad debts                                10,263             8,198             33,314            25,439
     Credit line fees                                          949               422              2,236             1,066
     General and administrative                                500               534              1,926             1,788
                                                    ---------------  ----------------     --------------    --------------

                                                            34,937            21,795             93,430            69,258
                                                    ---------------  ----------------     --------------    --------------

OPERATING INCOME                                             6,799             5,881             18,446            19,265
                                                    ---------------  ----------------     --------------    --------------

OTHER INCOME AND (DEDUCTIONS):
     Interest income                                             1                10                283                13
     Tax benefit of parent company loss                         33               122                268               408
                                                    ---------------  ----------------     --------------    --------------

                                                                34               132                551               421
                                                    ---------------  ----------------     --------------    --------------

INCOME BEFORE FEDERAL INCOME TAXES                           6,833             6,013             18,997            19,686
                                                    ---------------  ----------------     --------------    --------------

FEDERAL INCOME TAXES:
     Current                                                 3,718             3,870            10,605              6,957
     Deferred                                               (1,338)           (1,808)           (4,050)              (210)
                                                    ---------------  ----------------     --------------    --------------

                                                             2,380             2,062              6,555             6,747
                                                    ---------------  ----------------     --------------    --------------

NET INCOME                                        $          4,453 $           3,951    $        12,442   $        12,939
                                                    ===============  ================     ==============    ==============

                   The accompanying notes to the financial statements are an integral part of these statements.

EXHIBIT 1

AEP CREDIT, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2000 AND 1999
(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

AEP Credit, Inc. (Company) (formerly known as CSW Credit, Inc.) is a wholly owned subsidiary of American Electric Power (AEP or Parent Company), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Revenue from affiliated companies for the quarters ended September 30, 2000 and 1999 were $43.9 million and $25.7 million respectively. Significant accounting policies are summarized below:

Revenue recognition

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

Federal income taxes

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the AEP System. Federal income tax expense resulted in an effective rate of 33% for the quarters ended September 30, 2000 and 1999.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The Company also recognizes the tax benefit of operating losses allocated by the Parent Company to AEP Credit. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents.

EXHIBIT 1

Related party transactions

Central and South West Services, Inc., a wholly owned subsidiary of AEP, provides administrative services to the Company and is reimbursed for the cost of such services. These services were provided at a cost of $289,000 and $277,000 for the quarters ended September 30, 2000 and 1999.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, and expenses reported in the accompanying financial statements. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

Reclassification

Certain financial statement items have been reclassified to conform to the 2000 presentation.

Basis of Accounting

These financial statements were prepared using the accrual method of accounting.

2. REGULATION:

The Company is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.

3. SHORT-TERM DEBT:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the quarters ended September 30, 2000 and 1999 was 6.61% and 5.27%, respectively. At September 30, 2000, the Company had a revolving credit agreement aggregating $1.2 billion to back up its commercial paper program. At September 30, 2000, there were no borrowings under the revolving credit agreement. At September 30, 2000 and 1999, the amounts of commercial paper outstanding were approximately $1.5 billion and $944 million, respectively.

4. RELIANT ENERGY HL&P:

The Company entered into an agreement with Reliant Energy HL&P (formerly Houston Lighting & Power Company) to purchase substantially all of its utility receivables. During the quarters ended September 30, 2000 and 1999, the Company had average Reliant Energy HL&P receivable balances of $576,710,000 and $541,997,000, respectively.

EXHIBIT 1

Prior to March 11, 1997, the Company was subject to a SEC restriction (50% Restriction) which required the average amount of non-affiliated accounts receivable outstanding to be less than the average amount of affiliated accounts receivable outstanding for the previous twelve calendar months. The Company received SEC authority to sell excess Reliant Energy HL&P receivables to third parties in order to maintain the Company's compliance with the 50% Restriction.

On March 11, 1997, the SEC issued an order granting the Company temporary relief from the 50% Restriction. Under the order, the Company may purchase up to $450 million in receivables from Reliant Energy HL&P and up to $100 million from other non-affiliated utility companies, based on a twelve-month rolling average. This relief has been granted through December 31, 2000. At September 30, 2000, the Company was in compliance with the provisions set forth by the SEC under the terms of the temporary relief.

5. UNEARNED INCOME AND DEFERRED CREDITS:

When receivables are factored, a discount rate is applied. A portion of the discount rate is related to the carrying cost of the receivables, which approximates the related cost of administration and handling. This rate is applied when the receivables are initially factored. To appropriately match the revenue received for the carrying of the receivables to their associated costs, a part of this income is deferred until the costs are recognized. In addition to the carrying cost component, an agency fee is applied to receivables. The agency revenue is also deferred, and is shown as deferred credits on the balance sheet.

6. FINANCIAL INSTRUMENTS:

Cash, cash equivalents, and short-term debt

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.